Alcoa and subsidiaries                                 EXHIBIT 11


            Computation of Earnings per Common Share
             For the nine months ended September 30
               (in millions, except share amounts)


                                                       1995            1994
                                                   ------------    ------------

 1. Income applicable to common stock
        before extraordinary loss *                      $ 638.0          $ 73.6

 2. Weighted average number of common shares
        outstanding during the period                178,383,420     177,637,568

 3. Primary earnings per common share
        before extraordinary loss (1 divided by 2)         $3.58            $.41

 4. Fully diluted earnings before
        extraordinary loss (1)                            $638.0           $73.6

 5. Shares issuable under compensation plans               1,694          17,164

 6. Shares issuable upon exercise of dilutive
        outstanding stock options (treasury stock
        method)                                          577,404       1,109,562

 7. Fully diluted shares (2 + 5 + 6)                 178,962,518     178,764,294

 8. Fully diluted earnings (loss) per common
        share before extraordinary loss
        (4 divided by 7)                                   $3.57            $.41


Per share amounts for 1994 have been restated to reflect the two-for-one stock split which occurred in February 1995.

*  After preferred dividend requirement

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